SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ] Preliminary Proxy Statement

[  ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))

[X ] Definitive Proxy Statement

[  ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to (section mark)240.14a-11(c) or (section mark)240.14a-12

                                   Pluma, Inc.
                (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

[  ] No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth in amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[  ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

                             (PLUMA LOGO GOES HERE)
                                   Pluma, Inc.
                               801 Fieldcrest Road
                                 Eden, NC 27288

May __, 1999



Dear Share Owner:

You are cordially invited to attend the Annual Meeting of share owners which will be held on Wednesday, June 23, 1999 at 10:00 a.m., local time at Piedmont Arts Association, 215 Starling Avenue, Martinsville, Virginia.

The enclosed Notice and Proxy Statement contain details concerning the business to come before the meeting. You will note that the Board of Directors of the Company recommends a vote "FOR" the election of three Directors to serve until the Annual Meeting of share owners to be held in the year 2002 and "FOR" the ratification of Deloitte & Touche, LLP as independent auditors of the Company for the 1999 fiscal year. Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

Sincerely,

/s/ George Walker Box                                   /s/ Ronald A. Norelli
G. WALKER BOX                                           RONALD A. NORELLI
CHAIRMAN                                                CHIEF EXECUTIVE OFFICER

                             (PLUMA LOGO GOES HERE)

                    NOTICE OF ANNUAL MEETING OF SHARE OWNERS

TO THE OWNERS OF COMMON STOCK
PLUMA, INC.

The Annual Meeting of share owners of PLUMA, INC. A North Carolina corporation (the "Company"), will be held at Piedmont Arts Association, 215 Starling Avenue, Martinsville, Virginia, on Wednesday, June 23, 1999 at 10:00 a.m., local time, for the following purposes:

       1. to elect three Directors to serve until the Annual Meeting of share owners to be held in the year 2002;

       2. to ratify the appointment of Deloitte & Touche, LLP as independent auditors; and,

       3. to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Share owners of record at the close of business on April 28, 1999 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. A list of share owners of the Company as of the close of business on April 28, 1999 will be available for inspection during normal business hours from 8:00 a.m. through 5:00 p.m., at the offices of the Company and will also be available at the meeting.

Attendance at the meeting will be limited to share owners of record or their authorized representative by proxy. If your shares are held through an intermediary, such as a bank or broker, you should request a ticket from the intermediary, or present proof of your ownership of Pluma, Inc., shares at the meeting. Proof of ownership could include a proxy from the intermediary or a copy of your account statement, which confirms your beneficial ownership of Pluma, Inc. shares.

                                    By Order of the Board of Directors




                                    /s/ George G. Wade
                                    PRESIDENT, SECRETARY, COO & CHAIRMAN
                                    EMERITUS

Eden, North Carolina
May ___, 1999

EACH SHARE OWNER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A SHARE OWNER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.


                                TABLE OF CONTENTS


ELECTION OF DIRECTORS................................................................................1

BOARD OF DIRECTORS ..................................................................................1

RECOMMENDATION OF THE BOARD OF DIRECTORS
CONCERNING THE ELECTION OF DIRECTORS.................................................................2

NOMINEES FOR ELECTION TERM EXPIRING 2002.............................................................2

INCUMBENT DIRECTORS -- TERM EXPIRING 2001............................................................2

INCUMBENT DIRECTORS -- TERM EXPIRING 2000............................................................2

COMMITTEES OF THE BOARD OF DIRECTORS, MEETINGS
AND COMPENSATION OF DIRECTORS........................................................................3

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION..........................................4

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING
DIRECTORS NOT ON THE COMPENSATION COMMITTEE..........................................................5

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE..............................................6

OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY........................................................7

PRINCIPAL SHARE OWNERS...............................................................................9

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.............................................10

OVERALL OBJECTIVES AND PROGRAMS.....................................................................10

COMPONENTS OF EXECUTIVE COMPENSATION................................................................10

BASE SALARY.........................................................................................11

SENIOR EXECUTIVE BONUS PLAN.........................................................................11

STOCK OPTION PLAN...................................................................................12

BENEFITS ...........................................................................................12

SALES INCENTIVE PLAN................................................................................13

1998 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER...................................................13


SUMMARY.............................................................................................13

EXECUTIVE COMPENSATION..............................................................................14

SUMMARY COMPENSATION TABLE..........................................................................15

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.........................................................16

AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL
YEAR AND YEAR END OPTION VALUES.....................................................................16

OPTION GRANTS IN LAST FISCAL YEAR TO NAMED OFFICERS.................................................16

EMPLOYMENT AGREEMENTS, CHANGE OF CONTROL ARRANGEMENTS...............................................16

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.................................................19

RECOMMENDATION OF THE BOARD OF DIRECTORS............................................................19

PROXY PROCEDURE AND EXPENSES OF SOLICITATION........................................................19

SHARE OWNERS' PROPOSALS.............................................................................20

OTHER INFORMATION...................................................................................20

PLUMA, INC.

                              Eden, North Carolina
                                                                  May  ___, 1999


                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHARE OWNERS
                            TO BE HELD JUNE 23, 1999

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Pluma, Inc. (The "Company") to be voted at the Annual Meeting of share owners of the Company to be held at Piedmont Arts Association, 215 Starling Avenue, Martinsville, Virginia, on June 23, 1999 at 10:00 a.m., local time, and at any adjournments or postponements thereof.

All proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later dated proxy or by voting in person at the Annual Meeting.

The mailing address of the principal executive offices of the Company is 801 Fieldcrest Road, Eden, North Carolina, 27288. The approximate date on which this Proxy Statement, form of proxy, and Annual Report to share owners are first being sent or given to share owners is May 11, 1999.

All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Regarding the election of Directors to serve until the Annual Meeting of share owners to be held in the year 2002, in voting by proxy, share owners may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the ratification of the appointment of Deloitte & Touche LLP as independent auditors, share owners may vote in favor of the proposal, against the proposal or may abstain from voting. Share owners should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees and FOR the proposal to ratify the appointment of Deloitte & Touche LLP. Directors will be elected by a plurality, and ratification of the appointment of Deloitte & Touche LLP will require approval by a majority of the votes cast by the holders of the shares of Common Stock of the Company voting in person or by proxy at the Annual Meeting. Accordingly, abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of the vote. Only owners of record of shares of Common Stock of the Company at the close of business on April 28, 1999, are entitled to vote at the meeting or adjournments or postponements thereof. Each owner of record on the record date is entitled to one vote for each share of Common Stock of the Company so held. On April 5, 1999, there were 8,109,152 shares of Common Stock of the Company issued and outstanding.

                              ELECTION OF DIRECTORS
                                    (ITEM 1)

BOARD OF DIRECTORS

The Board of Directors currently consists of nine members. The Directors are divided into three classes, each class serving for a period of three years, which has been the practice of the Company since June of 1996.

Approximately one-third of the members of the Board of Directors are elected by the share owners annually. The Directors, whose terms will expire at the 1999 Annual Meeting of share owners are C. Monroe Light, Kemp D. Box, John B. Adams and Ronald A. Norelli. Messrs. Box, Adams and Norelli have been nominated to stand for reelection as Directors at the 1999 Annual Meeting of share owners to hold office until the Annual Meeting of share owners to be held in the year 2002 and until their successors are elected and qualified. Mr. Light will not stand for reelection and the Board will consist of eight members after the June share owners meeting.

Should any one or more of these nominees become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of Directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for all named nominees for the election of such substitute nominee or nominees.


                    RECOMMENDATION OF THE BOARD OF DIRECTORS
                      CONCERNING THE ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR KEMP D. BOX, JOHN B. ADAMS AND RONALD A. NORELLI AS DIRECTORS TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF SHARE OWNERS TO BE HELD IN THE YEAR 2002 AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHARE OWNERS SPECIFY IN THEIR PROXY A CONTRARY CHOICE.


                    NOMINEES FOR ELECTION TERM EXPIRING 2002

KEMP D. BOX, age 45, became a member of the Board of Directors in 1988 and is a member of the Compensation Committee. He has been a private investor for the five years prior to the date of this Proxy. Mr. Box is the brother of G. Walker Box, who is a Director of the Company.

RONALD A. NORELLI, age 53, became acting Chief Executive Officer of Pluma, Inc. in January 1999. He joined the Company's Board of Directors in April 1998 and is now Vice Chairman of the Board and chairman of the Executive Committee. Mr. Norelli is also President and CEO of Norelli & Company, a consulting firm, providing services to companies in the areas of financial strategy, marketing, organization and operations strategy, and other areas of corporation management. Mr. Norelli has served in his present position at Norelli & Company for seventeen years. He currently serves as chairman of the Board of CEM Corporation and Director of Rowe Corporation.

JOHN B. ADAMS, JR., age 53, is President and CEO of the Bowman Companies, a manufacturer and bottler of distilled spirits and has served in that capacity since 1971. He also serves as a director of Dominion Resources of Richmond, Virginia. Mr. Adams accepted a nomination by Pluma's Board of Directors to serve as a Director beginning April 21, 1998. Mr. Adams is the Chairman of the Governance Committee and a member of the Audit and Executive Committees.


                    INCUMBENT DIRECTORS -- TERM EXPIRING 2001

BARRY A. BOWLES, age 53, became a member of the Board of Directors in 1988 and is the chairman of the Compensation Committee and a member of the Nominating Committee. Mr. Bowles is Chairman of the Board of Directors of Stanley W. Bowles Corporation, a general construction contractor at which he has been employed since 1967.

R. STEPHENS PANNILL, age 52, became a member of the Board of Directors in 1988 and is the chairman of the Audit Committee and a member of the Nominating Committee. Mr. Pannill has been a private investor for the five years prior to the date of this Proxy.


                   INCUMBENT DIRECTORS -- TERM EXPIRING 2000

GEORGE G. WADE, age 65, a founder of the Company, was appointed President and Chief Operating Officer in February 1999. He served as Executive Vice President of the Company's logistics and materials management from December 1998. He served as Chairman of the Company's Board of Directors until January 1996, when he became Chairman Emeritus. Mr. Wade served as the Company's President and Chief Executive Officer from January 1987, until he relinquished the titles of Chief Executive Officer and President in September 1993 to become the Company's Secretary. Mr. Wade was employed by Bassett-Walker, Inc. from 1956 to 1986.

G. WALKER BOX, age 48, a founder of the Company, has served as a member of the Board since 1987 and became Chairman of the Company's Board of Directors in January 1996. He is a member of the Company's Governance and Executive Committees. Mr. Box was employed by Bassett-Walker, Inc. from 1973 to 1986 when he became the President of Box-Ferrell and Company, the Company's first exclusive sales agent. Mr. Box served as President of Box & Company from 1991 until December 1995, which served as the Company's exclusive sales agent until purchased by the Company on December 31, 1995. Mr. Box is also a member of the Board of Directors of the North Carolina Textile Foundation. Mr. Box is the brother of Kemp D. Box, a Director of the Company.

J. ROBERT PHILPOTT, JR., age 53, became a director in April 1996. Mr. Philpott is President, Treasurer and a director of Philpott, Ball & Company ("Philpott, Ball"), a private investment banking firm that he co-founded in 1991. Philpott, Ball has served as a financial adviser to the Company since 1991, providing corporate financial advisory services and valuations of Company stock from time to time. Prior to founding Philpott, Ball, Mr. Philpott was a Senior Vice President and Managing Director of Interstate/Johnson Lane, Capital Markets Group. Mr. Philpott is a member of the Compensation, Governance and Executive Committees.


                 COMMITTEES OF THE BOARD OF DIRECTORS, MEETINGS
                          AND COMPENSATION OF DIRECTORS

In accordance with the Bylaws of the Company, the Board of Directors has established an Audit Committee, a Compensation Committee, a Governance Committee and an Executive Committee. The members of these Committees are indicated below.

The Company's Board of Directors established an Audit Committee in March 1994. The responsibilities of the Audit Committee include recommending to the Board of Directors the independent public accountants to be selected to conduct the annual audit of the Company's financial statements, reviewing the proposed scope of such audit and approving the audit fees to be paid. This committee is also responsible for reviewing the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company with the independent public accountants and the Company's financial and accounting staff. The Audit Committee consists of independent directors, R. Stephens Pannill (chairman) and John B. Adams who became a member of the Audit Committee in March 1999. Ronald
A. Norelli was a member of the Audit Committee until his appointment as the Company's Chief Executive Officer in January 1999 and William K. Mileski was a member of the Audit Committee until he resigned from the Company's Board of Directors on November 17, 1998. The Audit Committee met one time during 1998.

The Company's Board of Directors established a Compensation Committee in April 1989. The Compensation Committee provides a general review of the Company's compensation plans to ensure that they meet corporate objectives. The responsibilities of the Compensation Committee also include administering the Company's Senior Executive Bonus Plan, Sales Incentive Plan, Non-Qualified Deferred Compensation Plan and 1995 Stock Option Plan, including selecting the officers and salaried employees to whom bonuses and stock options will be granted. The Compensation Committee consists exclusively of outside directors who are Barry A. Bowles (chairman), Kemp D. Box and J. Robert Philpott, Jr. The Compensation Committee met three times during 1998.

The Company's Board of Directors established a Governance Committee in September 1998 which replaced and broadened the scope of the Nominating Committee. The Governance Committee is responsible for developing and conducting periodic performance evaluations of the Company's CEO and Directors and making recommendations to the Board of Directors concerning executive officer and director appointments. The Governance Committee consists of John B. Adams (chairman), J. Robert Philpott, Jr., G. Walker Box and R. Stephens Pannill. The Governance Committee did not meet during 1998.

The Company's Board of Directors established an Executive Committee in September 1998. This Committee meets periodically between special meetings of the Board and is responsible for overseeing the development and implementation of the Company's business plan and strategies and making recommendations to the full Board regarding policies and directional matters. The Executive Committee consists of Ronald A. Norelli (chairman), John B. Adams, Jr., G. Walker Box, and
J. Robert Philpott, Jr.. R. Duke Ferrell, Jr. was a member of the Executive Committee until his resignation from the Board of Directors on March 26, 1999. The Executive Committee met five times during 1998.

In 1998, the entire Board of Directors held seventeen meetings and committees of the Board of Directors met a total of nine times. Overall attendance at such meetings was 93% for Board and 99% for Committees. All the Directors attended more than 95% of the aggregate of all meetings of the Board of Directors and the Committees on which they served during 1998.

Officers of the Company who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or of any Committee of the Board of Directors.

As of September 29, 1998, except for G. Walker Box, each non-employee director of the Company receives $10,000 annually for serving as a director, $375 for each board meeting attended which exceeds one hour in duration and $250 for each meeting of any Committee of the Board attended, except that the Chairman of each Committee is paid $375 for each meeting of his Committee which he attends. Prior to September 29, 1998, each non-employee director of the Company received $10,000 annually, $750 for each board meeting attended, $500 for each meeting of any Committee of the Board attended, except that the Chairman of each Committee was paid $750 for each meeting of his Committee which he attended. G. Walker Box became a non-executive Chairman of the Board of Directors on February 23, 1999. In such capacity, Mr. Box will receive an annual salary of $75,000. In addition, directors may be compensated under the Company's 1995 Stock Option Plan.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

On December 31, 1998, the Company's Compensation Committee consisted of Barry A. Bowles (Chairman), Kemp D. Box and J. Robert Philpott, Jr.

North Bowles Partnership is a general partnership of which Barry A. Bowles, a director of Pluma and a member of its Compensation Committee, owns a 33.0% general partnership interest.

On June 10, 1989, the Company entered into a lease with North Bowles Partnership for a building located in Martinsville, Virginia, to operate a distribution center. On December 1, 1990, this lease was amended to add 67,500 square feet to the building subject to the original lease. The building now contains 181,550 square feet. Rental expense for 1998 was $54,657 per month, or a total of $655,884 annually. Rental payments increase with any annual increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers. The term of this lease is 20 years. As additional rent, the Company is responsible for paying 75.0% of the increase in taxes and insurance premium payments due on this property. This lease grants the Company the option to purchase the distribution center at the end of the fifth year, tenth year and fifteenth year of the lease term, as well as at the end of the lease term in June 2009, at a price to be agreed upon by the parties, or if no agreement can be reached, at a price determined by appraisers.

On December 1, 1995, the Company entered into a lease with North Bowles Partnership for a 83,200 square foot building that is being utilized by the Company as a warehouse, packaging facility and management information systems location. Seven hundred square feet of additional office space was recently added to this facility. Rent is payable in monthly installments of $14,880 through March 31, 1999. This lease was amended on March 31, 1999 to reduce the amount of space leased to 1,116 square feet at a monthly rental payment of $558, or a total of $5,022 in 1999 and will house the Company's computer equipment only.

On February 1, 1996, the Company entered into a lease with North Bowles Partnership for a 200,000 square foot building that is being utilized by the Company as a warehouse and distribution facility. Annual rental on this facility is $630,000 payable in equal monthly installments of $52,500. This lease terminates on July 31, 2003. As additional rent, the Company is responsible for paying any increase in North Bowles Partnership's taxes and insurance premiums related to the property in excess of 1995 levels.

For the year ended December 31, 1998, the Company paid Stanley Bowles Corporation $ 2,774,992 for services rendered in connection with contract building and repair work and contracted for additional services at a cost of $43,791.29. which was due and owing at the end of 1998. This payment included the cost of the equipment and labor and materials utilized for installation. Stanley Bowles Corporation is a corporation of which Barry A. Bowles, a director of Pluma and a member of its Compensation Committee, owns 20% of the voting stock.

For the year ended December 31, 1998, the Company paid Diversified Distribution, Inc. $ 938,109 in fees related to contract services rendered to the Company for packaging and preparing Company products for shipment. As of December 31, 1998, the Company owned Diversified Distribution, Inc. $343,385 for similar services rendered. These services were contracted for on a job-by-job basis as needed during busy delivery times. The Company has no long-term contract for such services. Barry A. Bowles owns 22.5% of the Common Stock of Diversified Distribution, Inc.

J. Robert Philpott, Jr., a director of the Company, owns 50.0% of the outstanding equity interests in Philpott, Ball. The Company paid Philpott, Ball $121,395 of advisory fees plus out-of-pocket expenses during 1998 pursuant to a contract for financial advisory services. As of December 31, 1998, the Company owed Philpott, Ball $20,522. Philpott, Ball's advisory services performed under this agreement included assisting the Company with strategic planning, executive compensation, benefits, financial forecasting and acquisition inquiries. Additionally, the Company paid Philpott, Ball Company $225,000 for advisory services tendered to the Company in connection with the acquisition of Stardust Corporation.

On January 21, 1999, Philpott, Ball executed an agreement with the Company to act as its exclusive advisor to assist the Company in procuring equity and debt financing (a "Financing"). This agreement is for a term of four months, however, either party may cancel the agreement upon thirty (30) days notice. The Company will pay to Philpott, Ball $6,000 per month for the term of the agreement, however, in the event Philpott, Ball earns a Success Fee described below, these monthly payments shall be applied towards the payment of the Success Fee. In the event Philpott, Ball procures new debt or equity financing, the Company will pay an additional fee to Philpott, Ball (the "Success Fee"). The Success Fee shall equal (i) 1/2 of 1% of the amount of any senior debt obtained by the Company;
(ii) 3% of any subordinated debt obtained by the Company and (iii) 5% of any new equity issued by Pluma as the result of Philpott, Ball's efforts under this agreement. No Success Fee is due unless a Financing closes.

With reference to all the transactions described above, and the transactions described in the next section hereof, the Company followed its policy set forth in its Bylaws related to transactions with its directors ("Interested Directors"). The Company's Bylaws require that with respect to any transaction or series of transactions between the Company and an Interested Director in which such Interested Director may receive either directly or indirectly (through an entity with which the director is affiliated as a shareholder, partner, director, officer, employee or agent) compensation or benefits of more than $25,000 within a twelve-month period, the Company's Board of Directors (without the involvement of the Interested Director and any of his family members who may be directors) determine that the terms of such transaction(s) are at least equal to, if not better than, terms which the Company could have received from a party unaffiliated with the Company. Although transactions in the ordinary course of the Company's business can be exempted from this requirement, the transactions described above were not in the ordinary course of business and were determined to be on terms at least equal to, if not better than, the terms the Company could have received from a nonaffiliated party.


       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING DIRECTORS
                        NOT ON THE COMPENSATION COMMITTEE

For the year ended December 31, 1998, the Company paid $ 160,351 to Meritage LLC for special contract dyeing services. In addition, in 1998, the Company had sales of fleece activewear totaling $115,131 to Meritage LLC. As of December 31, 1998, Meritage LLC had a trade payable due the Company of $393,749 and the largest amount at any one time during 1998 of Meritage LLC's trade receivable to the Company was $465,185. Meritage LLC is a limited liability company principally owned by William K. Mileski, who served as a director of Pluma and was a member of the Company's Audit Committee until November 17, 1998.

For the year ended December 31, 1998, the Company paid $263,923 to Light Electric Company in connection with the relocation and installation of manufacturing equipment during the Company's reconfiguration of its manufacturing facilities. Walter Light, brother of C. Monroe, Light, a Director, owns 100% of the equity interest of Light Electric Company.

For the year ended December 31, 1998, the Company had sales of fleece and jersey activewear totaling $133,201 to Skyline Corporation. As of April 9, 1999, Skyline had a trade payable due the Company of $378,844. During 1998, the largest amount at any one time of Skyline's trade payable to the Company was $507,968. Skyline is a company owned 50% by Sue Anne Wade, the daughter of George G. Wade, the President and COO of the Company.

For the year ended December 31, 1998, the Company paid $184,898 to Norelli & Company for providing consulting services to the Company in relation to the Company's restructuring and development of it's financial strategy, business plan for 1999 and 2000 and other areas of corporate management.. As of December 31, 1998, Pluma's account payable balance to Norelli & Co. was $9,636. Norelli & Co. is a North Carolina corporation, 93% of which is owned by Ronald A. Norelli, the Company's Chief Executive Officer since January 1999 and Director of the Company since April 1998. He serves as Chairman of the Executive Committee and is a member of the Audit Committee until he assumed the responsibilities of the Company's Chief Executive Officer in January 1999.

On February 23, 1999, R. Duke Ferrell, Jr. resigned as the Company's Chief Executive Officer, and the Company and Mr. Ferrell executed an agreement in connection with this resignation. As a part of this agreement, the Company agreed to pay to Mr. Ferrell $50,000 on March 3, 1999 and four consecutive monthly installments of $14,060 beginning on April 1, 1999. The Company's obligation to make these payments survive Mr. Ferrell's death. Furthermore, the Company agreed to reimburse Mr. Ferrell for all travel expenses incurred by him on behalf of the Company prior to the date of his resignation. In consideration of the above, Mr. Ferrell agreed to serve as a special sales and marketing consultant to the Company until July 31, 1999 and further agreed to waive all of his rights to participate in the Company's deferred compensation plan. Mr. Ferrell's account balance in this deferred compensation plan at the time of his resignation was $85,863. The Company was obligated to pay Mr. Ferrell this amount until he waived his right thereto.

On February 9, 1999, C. Monroe Light resigned (effective January 1, 1999) as the Company's Executive Vice President. The Company and Mr. Light executed an agreement in connection with this resignation. As a part of this agreement, the Company agreed to pay to Mr. Light $61,000 on February 17, 1999, $40,000 on September 30, 1999, $35,000 on June 30, 2000 and $40,000 on the date the last monthly installment described below is paid. In addition, the Company agreed to pay Mr. Light 24 consecutive monthly installments of $5,000 for the first six months and $8,000 for the last eighteen months beginning on February 17, 1999. The Company's obligation to make these payments survive Mr. Light's death. In consideration of the above, Mr. Light agreed to waive all of his rights to participate in the Company's deferred compensation plan. Mr. Light's account balance in this deferred compensation plan at the time of his resignation was $287,189. The Company was obligated to pay Mr. Light this amount until he waived his right thereto.


                   SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Pluma's Directors and executive officers and any persons who own beneficially more than 10% of the outstanding shares of the Company's common stock to file with the Securities and Exchange Commission and the New York Stock Exchange reports disclosing their initial ownership of the Company's common stock, as well as subsequent reports disclosing changes of such ownership. The Company became subject to the reporting requirements of this Rule on March 11, 1997.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                  OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY

The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of April 5, 1999, by each Director, the Company's five most highly compensated executive officers at year end and the Directors and all executive officers of the Company as a group.

                                                                       AGGREGATE
                                                                         NUMBER                             PERCENTAGE
                                                                       OF SHARES                                OF
                                                                      BENEFICIALLY                          OUTSTANDING
                           NAME                                          OWNED                               SHARES(1)



G. Walker Box ....................................................       835,389(3)(8)                        9.93%(3)
R. Duke Ferrell, Jr ..............................................       566,906(4)(8)                        6.74%(4)
George G. Wade ...................................................       434,141(5)                           5.16%(5)
Kemp D. Box ......................................................       390,533(6)(7)                        4.64%(7)
C. Monroe Light ..................................................       276,704(2)(9)                        3.29%(9)
R. Stephens Pannill ..............................................       250,129(6)(10)                       2.98%(6)(10)
Barry A. Bowles ..................................................       147,927(6)(11)                       1.76%(6)(11)
Jeffrey N. Robinson ..............................................        14,000(6)                           0.17%
J. Robert Philpott, Jr ...........................................        13,832(12)                          0.16%
Ronald A. Norelli ................................................        13,822                              0.20%
John B. Adams, Jr ................................................             0                              0.00%
James E. Beale ...................................................           250                              0.01%
John R. Beale ....................................................             0                              0.00%

All directors and executive officers as a group (22 persons)           3,108,497                             36.97%

(1) As of March 29, 1999, the percentages calculated are based on 8,109,152 shares issued and outstanding plus 299,978 shares subject to presently exercisable stock options issued under the Company's 1995 Stock Option Plan, a total of 8,409,130 shares.

(2) Includes 26,496 shares issuable upon the exercise of options that have vested (does not include 17,664 shares issuable upon the exercise of options that have not yet vested).

(3) Includes (a) 23,552 shares owned by the George Walker Box Family Trust of which G. Walker Box is the trustee and has sole voting and investment power; (b) 187,423 shares owned by Box, Ferrell & Co. of which Mr. Box shares voting power and investment power equally with R. Duke Ferrell, Jr. -- these shares are included in both Mr. Box's and Mr. Ferrell's beneficially owned shares; (c) 57,156 shares owned by Mr. Box as custodian for his minor children living in his household; (d) 68,136 shares owned by the George Henry Box, Jr. Revocable Trust dated April 27, 1992 of which Mr. Box as Co-trustee, shares voting and investment power equally with Kemp D. Box -- these shares are included in both Mr. Box's and Kemp D. Box's beneficially owned shares; and (e) 18,740 shares owned by Mr. Box's wife. Mr. Box disclaims beneficial ownership of shares owned by his wife.

(4) Includes (a) 187,423 shares owned by Box, Ferrell & Co. of which Mr. Ferrell shares voting power and investment power equally with G. Walker Box -- these shares are included in both Mr. Ferrell's and Mr. Box's beneficially owned shares; (b) 26,776 shares held by Mr. Ferrell as custodian for his minor children living in his household; (c) 4,740 shares held by Mr. Ferrell's Individual

Retirement Account; and (d) 20,020 shares owned of record by Mr. Ferrell's wife. Mr. Ferrell disclaims beneficial ownership of shares owned by his wife.

(5) Includes (a) 44,160 shares issuable upon the exercise of options that are currently exercisable; and (b) 84,156 shares owned by Mr. Wade's wife. Mr. Wade disclaims beneficial ownership of the shares owned by his wife. Does not include 925 shares owned by Mr. Wade's adult children who do not reside in his household.

(6) Includes 14,000 shares issuable upon the exercise of options that are currently exercisable.

(7) Includes (a) 68,136 shares owned by the George Henry Box, Jr. Revocable Trust dated April 27, 1992 of which Mr. Box as Co-trustee, shares voting and investment power equally with G. Walker Box -- these shares are included in both Mr. Box's and G. Walker Box's beneficially owned shares; (b) 23,552 shares owned by the Kemp D. Box Family Trust, of which Mr. Box is the trustee and has sole voting and investment power; (c) 4,465 shares owned by Mr. Box's wife; (d) 19,997 shares owned by Mr. Box's wife as trustee for trusts for her and Mr. Box's minor children living in Mr. Box's household; and (e) 43,357 shares owned by Mr. Box's wife as trustee for the Kemp D. Box Descendants' Trust. Mr. Box disclaims beneficial ownership of all shares beneficially owned by his wife.

(8) Includes 44,160 shares issuable upon the exercise of options that have vested.

(9) Includes 54,170 shares owned by Mr. Light's wife. Mr. Light disclaims beneficial ownership of shares owned by his wife. Does not include 8,690 shares owned by Mr. Light's adult children who do not reside in his household and 5,888 shares owned by Mr. Light's grandchildren who do not reside in his household.

(10) Includes (a) all of the 238,615 shares Mr. Pannill owns of record with his wife as a joint tenant with right of survivorship; and (b) 2,682 shares owned by Mr. Pannill's wife. Mr. Pannill disclaims beneficial ownership of shares owned by his wife.

(11) Includes 1,472 shares held by Mr. Bowles' Individual Retirement Account. Does not include 29 shares owned by Mr. Bowles' adult children who do not reside in his household and does not include 11,482 shares owned by the Barry A. Bowles Irrevocable Trust of which John L. Gregory, III is the trustee.

(12) Includes 8,832 shares issuable upon the exercise of options that have vested (does not include 5,888 shares issuable upon the exercise of options that have not vested).

PRINCIPAL SHARE OWNERS

Set forth in the table below is information as of April 5, 1999 with respect to persons known to the Company to be the beneficial owners of more than five percent of the Company's issued and outstanding stock:

                                                                                      NUMBER
                                                                                     OF SHARES
                                                                                    BENEFICIALLY                     PERCENT
                      NAME AND ADDRESS(1)                                              OWNED                         OF CLASS

G. Walker Box(1) ...........................................................         835,389(5)                      9.93%(5)
R. Duke Ferrell,Jr.(2) .....................................................         566,906(6)                      6.74%(6)
George G. Wade(3) ..........................................................         434,141(7)                      5.16%(7)

Dimensional Fund Advisors, Inc.(4) .........................................         493,000                         6.08%
-----------------------------------------------------------------------------------------------------------------------------


(1) G. Walker Box c/o Pluma, Inc., 1300 Kings Mountain Road, P.O. Box 4431, Martinsville, VA 24115.

(2) R. Duke Ferrell, Jr., First Citizens Bank Bldg., 3rd Floor, 231 E. Church Street, Martinsville, VA 24112.

(3) George G. Wade, c/o Pluma, Inc. 801 Fieldcrest Road, Eden, North Carolina 27288.

(4) Dimensional Fund Advisors, Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401

(5) Includes (a) 23,552 shares owned by the George Walker Box Family Trust of which G. Walker Box is the trustee and has sole voting and investment power; (b) 187,423 shares owned by Box, Ferrell & Co. of which Mr. Box shares voting power and investment power equally with R. Duke Ferrell, Jr. -- these shares are included in both Mr. Box's and Mr. Ferrell's beneficially owned shares; (c) 57,156 shares owned by Mr. Box as custodian for his minor children living in his household; (d) 68,136 shares owned by the George Henry Box, Jr. Revocable Trust dated April 27, 1992 of which Mr. Box as Co-trustee, shares voting and investment power equally with Kemp D. Box, (e) 26,496 shares issuable upon the exercise of options that have vested and (f) 18,740 shares owned by Mr. Box's wife. Mr. Box disclaims beneficial ownership of shares owned by his wife.

(6) Includes (a) 187,423 shares owned by Box, Ferrell & Co. of which Mr. Ferrell shares voting power and investment power equally with G. Walker Box -- these shares are included in both Mr. Ferrell's and Mr. Box's beneficially owned shares; (b) 26,776 shares held by Mr. Ferrell as custodian for his minor children living in his household; (c) 4,740 shares held by Mr. Ferrell's Individual Retirement Account; (d) 44,160 shares issuable upon the exercise of options that have vested and (e) 20,020 shares owned by Mr. Ferrell's wife. Mr. Ferrell disclaims beneficial ownership of shares owned by his wife.

(7) Includes (a) 44,160 shares issuable upon the exercise of options that are currently exercisable; and (b) 84,156 shares owned by Mr. Wade's wife. Mr. Wade disclaims beneficial ownership of the shares owned by his wife. Does not include 425 shares owned by Mr. Wade's adult children who do not reside in his household.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of Pluma's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee shall not be incorporated by reference into any such filings.

OVERALL OBJECTIVES AND PROGRAMS

The objective of the Company's executive compensation program is to provide compensation that will attract and retain executives, to motivate each executive toward the achievement of the Company's short and long-term financial and other goals and to recognize individual contributions as well as overall business results. In order to achieve this objective, the primary focus of the Compensation Committee has been on the competitiveness of each of the key elements of executive compensation -- base salary, bonus and periodic stock option grants -- and the compensation package as a whole. In general, the Committee believes that total compensation should be competitive with the compensation paid by a peer group used for compensation comparisons (the "Compensation Peer Group"). Compensation in excess of base compensation is dependent upon the Company achieving targeted pre-tax income goals set each year by the Compensation Committee.

Each year the Compensation Committee reviews a report prepared by Philpott Ball & Company, the Company's consultant (50% of the outstanding stock of which is owned by J. Robert Philpott, Jr., a director of the Company and member of the Compensation Committee) assessing the competitiveness of the Company's compensation program for the past year with the Compensation Peer Group to determine whether there is a need to make prospective adjustments in the compensation of executive officers. The Compensation Peer Group incudes all of the companies listed ON PAGE 14, FOOTNOTE 2 to the Performance Graph, as well as other companies reasonably comparable to Pluma.

The Compensation Committee has sought to relate executive bonus compensation directly to the financial performance of the Company and to the part each executive played in achieving that performance. This has resulted in a compensation package in which bonus compensation is contingent upon the achievement of specific targeted pretax income goals for the year. For 1998 the Company paid no bonuses to its executives, except to Jim Beale and John
Beale pursuant to their employment agreements with the Company in the amount of $50,000 each.

It has also been the Committee's objective that, in any year in which a budgeted bonus pool is earned under the Senior Executive Bonus Plan and the Company's performance compares favorably with the Compensation Peer Group, the total direct compensation of Pluma's executive officers should be relatively comparable to the executive compensation of other members of the Compensation Peer Group whose performances compare to the Company's performance. The same competitive peer group is used for all components of the compensation package. The total executive compensation for each top executive in any year is based on Pluma's financial performance relative to the financial performance of the Compensation Peer Group (comparing, among other criteria, the company's net margins, return on assets, total assets, net income and net revenue) and the attainment of individual non-financial objectives during the preceding fiscal year.

COMPONENTS OF EXECUTIVE COMPENSATION

The five primary components of executive compensation are:

     o Base Salary

     o Senior Executive Bonus Plan
                                       10

     o Stock Option Plan

     o Benefits

     o Sales Incentive Plan (for salesmen only, only one of which was currently an executive officer in 1998)

Each category is offered to key executives in various combinations, structured in each case to meet varying business objectives, to cumulatively provide a level of total compensation that is competitive with total compensation offered by the Compensation Peer Group.

BASE SALARY

Executive officers' base salaries are determined by evaluating the responsibilities of their positions and their performance, and by reference to the levels of base salaries paid in the Compensation Peer Group. In the case of operating executive officers, other factors considered are manufacturing productivity; product quality and relationships with customers, suppliers and employees; employee safety; environmental quality of operations; business ethics; and leadership and management development. The Committee exercises its judgment in determining the impact that these or any other relevant performance criteria have on setting the executive officers' base salaries.

SENIOR EXECUTIVE BONUS PLAN

The Company's Compensation Committee administers Pluma's Senior Executive Bonus Plan (the "Bonus Plan"), which is designed to create incentive for participants in the Bonus Plan to increase Company profitability. Participants in the Bonus Plan are stratified by the Compensation Committee into one of two tiers, based upon the executive's responsibility, past performance with the Company, and possible impact on Company profitability as a result of his or her executive position with the Company. Ten executives were eligible to participate in the Bonus Plan in 1998 (the "Participants"). R. Duke Ferrell, Jr., G. Walker Box, George G. Wade and C. Monroe Light were eligible to participate in tier 1. Milton A. Barber, IV, David S. Green, Walter E. Helton, Raymond L. Rea and Nancy
B. Barksdale, and Forrest Truitt were eligible to participate in tier 2.

The "Bonus Pool" available for distribution is determined in the early part of each fiscal year by adding executive compensation to the Company's previous fiscal year-end's pre-tax income (Pre-Tax Income Before Compensation). A percentage of this adjusted Pre-Tax Income Before Compensation is the "Compensation Pool" from which the "Bonus Pool" is determined. In any year, this percentage could be increased or decreased, at the discretion of the Compensation Committee, to adjust for increases or decreases in the number of Participants, to allow for unforeseen factors which might affect Pluma's performance and to adjust for changes in the performance of the Compensation Peer Group. The "Bonus Pool" is equal to the amount of the "Compensation Pool" less the sum of all base salaries paid to the Participants for the year in which bonuses are calculated.

The Compensation Committee allocates the "Bonus Pool" between the two tiers described above in a discretionary manner, with consideration given to the number of Participants in each tier as determined at the sole discretion of the Compensation Committee. In addition, the Compensation Committee and the Board may grant to the tier 1 Participants an extraordinary bonus ("Bonus Percentage") equal to a percentage (as determined by the Compensation Committee) of any annual Pre-Tax Income Before Compensation earned in excess of a pre-determined Pre-Tax Income Before Compensation level (the "Profit Target"). The Bonus Percentage and the Profit Target are determined in the early part of each fiscal year at the discretion of the Compensation Committee. The Compensation Committee attempts to set the Profit Target at a level so that if Pluma attains the Profit Target, the total compensation paid to the Company's executives will be relatively similar in amount to the total compensation of executives of other high performing companies within the Compensation Peer Group.

Notwithstanding the formularization of the process used to determine bonuses under the Bonus Plan, the Compensation Committee is allowed discretion to consider or disregard extraordinary items, usually of a one-time nature, that might either increase or decrease the amount of the "Compensation Pool." No bonuses were paid in 1998 under the Company's Senior Executive Bonus Plan.

STOCK OPTION PLAN

In May 1995, the Company and its shareholders adopted the Pluma, Inc. 1995 Stock Option Plan (the "1995 Stock Option Plan"), which provides for the issuance of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and non-qualified stock options to purchase an aggregate of up to 515,200 shares of Common Stock. The 1995 Stock Option Plan permits the grant of options to officers, employees, directors and independent contractors of the Company and their employees.

The 1995 Stock Option Plan is administered by the Company's Compensation Committee, of which all voting members are "disinterested persons" within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (the "Committee"). Each option is evidenced by written agreement in a form approved by the Committee. No options granted under the 1995 Stock Option Plan are transferable by the optionee other than by will or by the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee.

Under the 1995 Stock Option Plan, the exercise price of an incentive stock option must be at least equal to 100.0% of the fair market value of the Common Stock on the date of grant (110.0% of the fair market value in the case of options granted to employees who hold more than ten percent of the voting power of the Company's capital stock on the date of grant). The exercise price of a non-qualified stock option is the same as for incentive stock options. The term of an incentive or non-qualified stock option is not to exceed ten years (five years in the case of an incentive stock option granted to a shareholder who owns 10% or more of Pluma's outstanding stock). The Committee has the discretion to determine the vesting schedule and the period required for full exercisability of stock options. Of the options granted in 1995 and 1996, 291,456 of the shares granted under the Plan contained a 20.0% per year vesting schedule, except for options granted to George G. Wade and to a former director, both of whom became 100% vested in all option shares granted to them under the 1995 Stock Option Plan at the time of the grant. No options were granted in 1997. On December 15, 1998, the Committee granted options to purchase a total of 123,000 shares to certain officers and management members, all of which vested upon the date of the grant. Upon exercise of any option granted under the 1995 Stock Option Plan, the exercise price may be paid in cash and/or such other form of payment as may be permitted under the applicable option agreement, including, without limitation, previously owned shares of the Company's Common Stock. The Company has not granted stock options each year to its executive officers and directors, but reserves the right to do so in the future if determined by the Company's Board of Directors that such grants are necessary for the Company's compensation structure to remain competitive with the Compensation Peer Group.

BENEFITS

In 1991, the Company adopted the Pluma, Inc. 401(k) Retirement Savings Plan (the "401(k) Plan"), which is intended to be qualified under section 401(k) of the Internal Revenue Code of 1986, as amended. To be eligible, an employee must have been employed by the Company for at least one year. The 401(k) Plan permits employees who have completed one year of service to defer up to 15.0% of their annual compensation into the 401(k) Plan, provided, the total amount of compensation deferred in any year does not exceed the maximum amount allowed under law (which sum is adjusted annually). Additional annual contributions may be made at the discretion of the Company, and matching contributions may be made by the Company up to a maximum of 4.0% of a participating employee's annual compensation. To date, Company matching contributions have equaled $0.40 for every $1.00 contributed by the employee. Contributions made by the Company vest after two years of employment.

Effective December 19, 1996, the Company adopted a Non-Qualified Deferred Compensation Plan for certain selected key executives and for certain of its Directors. This plan is designed to mirror the 401(k) Plan. Key executive employees and directors chosen to participate in this plan are selected by the Compensation Committee of the Company's Board of Directors. The purposes of this plan is to provide certain directors and selected key executives of the Company the opportunity to defer elements of their compensation which might not otherwise be deferrable under other Company plans, including the 401(k) Plan; to receive the benefit of additions to their deferral comparable to those obtainable under the 401(k) Plan in the absence of certain restrictions and limitations in the Internal Revenue Code; and to provide the directors with benefits similar to the 401(k) Plan (absent certain restrictions and limitations) were they eligible to participate in such 401(k) Plan. Pluma's Non-Qualified Deferred Compensation Plan is not funded. The Company is obligated to pay to a participant his account balance upon the occurrence of certain events, including, but not limited to, his or her termination of employment or death.

SALES INCENTIVE PLAN

The Company's Compensation Committee administers Pluma's Sales Incentive Plan (the "Sales Incentive Plan") which is designed to create incentive for the Company's sales staff to increase customer sales. Each year, the Company's Compensation Committee establishes a base level of annual sales volume (the "Sales Threshold") upon which the incentive sales bonus is calculated. At each fiscal year end, the Company subtracts the Sales Threshold from the Company's actual total net sales for such year. This difference (the "Bonus Base") is the base amount upon which bonuses are determined for the Company's salespeople. In the event the Company's actual net sales for a fiscal year exceed the Sales Threshold, then each Company salesperson is entitled to the payment of a bonus determined by multiplying his or her base annual salary by a fraction, the numerator of which is the Bonus Base and the denominator of which is the Sales Threshold. The Sales Threshold is determined annually by the Company's Board of Directors after a recommendation from its Compensation Committee. Milton A. Barber, IV, is currently the only executive officer entitled to participate in the Company's Sales Incentive Plan. No bonuses were paid under the Company's Sales Incentive Plan in 1998.

1998 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

The Chief Executive Officer's compensation is determined pursuant to the same basic factors as described above for other members of senior management. In establishing a base salary and bonus for the Chief Executive Officer for 1998, the Committee considered the base salary of the chief executive officers of the Compensation Peer Group. No bonus was paid in 1998 to Pluma's Chief Executive Officer.

SUMMARY

The Committee believes the executive compensation policies and programs described in this Report serve the interests of the share owners and the Company. Pay delivered to executives is intended to be linked to, and commensurate with, Company performance and with share owner expectations. The Committee cautions that the practice and the performance results of the compensation philosophy described herein should be measured over a period sufficiently long to determine whether strategy development and implementation are in line with, and responsive to, share owner expectation.

                                                    Barry A. Bowles, Chairman
                                                    Kemp D. Box
                                                    J. Robert Philpott, Jr.


NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                              PERFORMANCE GRAPH (1)

                  Comparisons of Total Cumulative Return Among
               Pluma, Inc., S&P 500 Index and Industry Peer Group


                          TOTAL SHAREHOLDER RETURNS (2)
                             (Dividends Reinvested)





             (PERFORMANCE GRAPH APPEARS HERE--SEE PLOT POINTS BELOW)


                        3/97 (1)          12/97          12/98

Pluma                    $100           $  67.82        $10.93

S&P 500                   100             121.20        153.56

Original Peer             100              98.20         89.42

Revised Peer              100              63.90         59.26


------------------

     (1) The graph depicts the changes in the value over the time periods indicated of a $100 investment in the Company common stock, the S&P 500 Index and the Industry Peer Groups.

     (2) Pluma, Inc., completed an initial public offering of its common shares on March 11, 1997. Therefore, this graph reflects the performance of the common stock of the Company, the Industry Peer Groups and the S&P 500 Index over a limited period of time and should not be considered indicative of the future performance of the Company's stock or the stock of the compared indices.
     The graph reflects the performance of two industry peer groups. The Original Peer Group, which was included in the Company's 1998 Proxy Statement, is a self-constructed peer group consisting of Tultex Corporation; Fruit of the Loom, Inc.; Russell Corporation; and VF Corporation. The Revised Peer Group is a self-constructed peer group consisting of Tultex Corporation; Fruit of the Loom, Inc.; and Russell Corporation. The Company has determined that the Original Peer Group does not represent a meaningful comparison for purposes of evaluating the Company's performance since it includes the performance of VF Corporation, a company which manufactures and sells many products not manufactured and sold by the Company. Accordingly, the Revised Peer Group does not include VF Corporation and therefore presents a more comparable self-constructed peer group.


                             EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer (the "Named Officers"), for services rendered to the Company during 1998, 1997, and 1996:

SUMMARY COMPENSATION TABLE



                                                                                                     LONG-TERM
                                                                    ANNUAL COMPENSATION (1)        COMPENSATION
                                                                    -----------------------        ------------
                                                                                               SECURITIES UNDERLYING   ALL OTHER
                                                                     SALARY (1)      BONUS (2)       OPTIONS (#)    COMPENSATION (3)
                                                                     ----------      ---------       -----------    ----------------
             NAME AND POSITION                            YEAR
             -----------------                            ----
G. Walker Box                                             1998        $191,056        $      0                        $  2,980
Chairman of the Board                                     1997         198,500               0                           2,429
                                                          1996         196,500         229,667          44,160           1,278

R. Duke Ferrell, Jr                                       1998         191,056        $      0                        $  2,925
President, Chief Executive                                1997         198,500               0                           4,786
  Officer and Director                                    1996         196,500         229,667          44,160           2,200

George G. Wade                                            1998         183,963        $      0                        $  2,770
Chairman Emeritus of the Board,                           1997         191,130               0                           4,855
Secretary and Director                                    1996         189,200         221,135          44,160           5,428

James E. Beale (4)                                        1998         164,322        $ 50,000               0        $  1,477
Vice President of Wholesale Distribution                  1997
President of Stardust Corporation                         1996

Jeffery N. Robinson (4)                                   1998         192,000        $      0          14,000        $      0
President of Frank L. Robinson Co.                        1997
                                                          1996
John R. Beale (4)
Executive Vice President of Stardust
  Division of Pluma                                       1998         160,000          50,000               0               0



(1) Certain of the Company's executive officers receive personal benefits in addition to salary and cash bonuses, including car allowances. The aggregate amount of such personal benefits, however, do not exceed the lesser of $50,000 or 10.0% of the total of the annual salary and bonus reported for the Named Officer.

(2) Bonuses are reflected in the year in which they are earned and are paid in the following year.

(3) These amounts represent the Company's contribution to the Company's 401(k) plan and the payment of premiums on split-dollar life insurance policies owned by the employee.

(4) The employment of Messrs. Beale, Beale and Robinson commenced January 1, 1998 pursuant to employment agreements entered into by each of them with the Company upon the acquisition of Stardust Corp. and Frank L. Robinson Company in December 1997.

                   STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The following table sets forth information with respect the exercise of options during 1998 and exercisable and unexercisable options to acquire common stock of the Company held at December 31, 1998 by the Named Officers.

These values have not been, and may never be, realized, as these options have not been, and may never be, exercised. Actual gains, if any, upon exercise will depend on the value of common stock on the date of any exercise of options.

                         AGGREGATED OPTION/SAR EXERCISES IN THE LAST
                           FISCAL YEAR AND YEAR END OPTION VALUES


                                           SHARES                                                VALUE OF UNEXERCISED
                                          ACQUIRED     VALUE      UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                                         ON EXERCISE  REALIZED         AT FY-END(#)                   AT-FY-END (2)
                                           (#)(1)       (&)       EXERCISABLE    UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE

G. Walker Box                                0         N/A         44,160             --              0         $    0
George G. Wade                               0         N/A         44,160             --              0              0
R. Duke Ferrell                              0         N/A         44,160             --              0              0
James E. Beale                               0         N/A              0              0              0              0
Jeffrey N. Robinson                          0         N/A         14,000             --              0              0
John R. Beale                                0         N/A              0              0              0              0

(1) No options were exercised in 1998.

(2) Based on market price of $.56 per share (market price of the Company's common stock on April 5, 1999, less the exercise price of $12.00 per share.

OPTION GRANTS IN LAST FISCAL YEAR TO NAMED OFFICERS

The Company granted options to purchase 14,000 shares of the Company's common stock to Jeffrey N. Robinson on December 15, 1998 which became fully vested that date.

EMPLOYMENT AGREEMENTS, CHANGE OF CONTROL ARRANGEMENTS

 Pursuant to employment contracts (the "Employment Agreements"), Jeffrey N. Robinson, John R. Beale, and James A. Beale (each an "employee") are employed by the Company in their various executive or other capacities. Jeffrey N. Robinson's and John R. Beale's Employment Agreements terminate in December, 2000, and James A. Beale's Employment Agreement terminates in December 2002, if not sooner terminated (for reasons of death, disability, change of control or "for cause"). Thereafter an employee's employment may continue until terminated by the Company or the employee. Under the Employment Agreements, these individuals are entitled to annual bonus payments pursuant to Pluma's Senior Executive Bonus Plan or under other bonus plans or programs established from time to time by the Company and all benefits made available to other senior executives under any employee benefit plans including the Company's

401(k) Plan, medical expense reimbursement plans, group life, health, accident, medical, hospitalization and disability insurance plans. Currently, no senior executive is the beneficiary of any such plans not made available to all Pluma employees except for Pluma's Senior Executive Bonus Plan, Non-Qualified Deferred Compensation Plan, Sales Incentive Plan (with respect to the Company's salespeople) and the split-dollar insurance policies referenced in note (3) to the Summary Compensation Table.

The Company or the employee may terminate his or her Employment Agreement upon a "change of control" of the Company. A change of control shall mean the occurrence of any one of the following events:

          (1) if any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Act") (other than the Company, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Company), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50.0% or more of either (a) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board of Directors ("Voting Securities"), or (b) the then outstanding shares of the Company (in either such case other than as a result of acquisition of securities directly from the Company); or

          (2) if the majority of those persons who, as of January 1, 1996, constituted the Company's Board of Directors (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a director of the Company subsequent to January 1, 1996, whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors or Directors chosen by the Incumbent Directors shall be considered an Incumbent Director; or

          (3) if the shareholders of the Company shall approve (a) any consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 50.0% of the voting shares of the corporation issuing cash securities in the consolidation or merger (or of its ultimate parent corporation, if any), (b) any sale, lease, exchange or other conveyance, in a transaction or series of transactions of all or substantially all of the assets of the Company, or (c) any plan or proposal for the liquidation or dissolution of the Company.

Upon termination of the Employment Agreements after a "change of control," if the employee is eligible (as defined below), the Company shall:

          (1) Within 30 days after termination, pay to the employee an amount, in cash, equal to: (a) three times the employee's (i) average annual salary for the 36-month period prior to such change of control and
          (ii) any bonuses received during the 18 months preceding the effective date of the change of control, less (b) 1/36 of the amount calculated in (a) above for each month that the employee remains employed with the Company following the effective date of the change of control; and

          (2) Continue the medical, disability and life insurance benefits the employee was receiving at the time of termination for a period of 36 months after termination of employment or, if earlier, until the employee has commenced employment elsewhere and becomes eligible for participation in the medical, disability and life insurance programs, if any, of the successor employer. Coverage under the Company's medical, disability and life insurance programs shall cease with respect to each such program as the employee becomes eligible for the medical, disability and life insurance programs, if any, of the successor employer. During the first 18 months of such 36-month period, the Company shall be responsible for the costs associated with continued insurance coverage for the employee, but only to the extent it would have been responsible for such costs if the employee was still employed by the Company. The employee shall be responsible for the remaining costs.

          If at the end of 18 months, the employee is still afforded medical, disability and life insurance coverage under the Company's insurance programs, the Company shall arrange to provide continued coverage under said programs, but the employee will be responsible for the total cost of all such continued coverage after the first 18-month period.

The employee is eligible for the benefits provided above, unless the Company or the Company's successor, after a change of control, offers the employee a bona fide employment contract for a term that would expire no earlier than three years after the effective date of the change of control under the terms of which the employee would perform the same duties for the same or greater levels of compensation as were afforded under the terms of the Employment Agreements, and the employee rejects the offer.

The employee's employment will or may also be terminated under the Employment Agreement in the event of death, "for cause" or, at the Company's election, in the event of the employee's long-term disability. In the event of the death of the employee during employment, the following payments shall be made to the employee's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the employee: (i) base salary for the month in which death occurs, and (ii) such bonuses (if any) as have been earned and not paid at the time of death. Any rights and benefits the employee or his/her estate or any other person may have under employee benefit plans and programs of the Company generally applicable in the event of the employee's death shall be determined in accordance with the terms of such plans and programs. Except as provided in the Employment Agreement, neither the employee's estate nor any other person shall have any rights or claims against the Company in the event of the death of the employee during employment.

Upon termination for cause, the employee shall receive his or her base salary only through the date of termination, and neither the employee nor any other person shall be entitled to any further payments from the Company for salary, unpaid bonuses or any other amounts. Any rights and benefits the employee may have under employee benefit plans and programs of the Company generally following a termination of the employee's employment for cause shall be determined in accordance with the terms of such plans and programs.

In the event of the employee's disability during his or her employment under the Employment Agreement, employment may be terminated by the Company. For the first three months following termination of employment due to disability, the employee shall be paid the base salary in effect at the time of the commencement of disability. Thereafter, the employee shall be entitled to benefits in accordance with and subject to the terms and provisions of the Company's long-term disability plan for senior management employees, as in effect at the time of the commencement of disability. If, during the three-month period following a termination of employment because of disability in which salary continuation payments are payable by the Company, the employee becomes re-employed (whether as an employee, partner, consultant or otherwise), any salary or other remuneration or benefits earned by him or her from such employment or engagement shall not offset any payments due the employee from the Company as the result of disability.

The contracts with Mr. Robinson and Messrs. Beale and Beale were executed in connection with the acquisition by the Company of Stardust and Frank L. Robinson Company. These contracts were executed in an attempt to retain key management of Stardust and Frank L. Robinson Company deemed essential for the continuing operations of these businesses. Furthermore, the Board of Directors believes that these Employment Agreements will enable these key employees to conduct Company business with less concern for personal economic risk when faced with a possible change of control.

On February 9, 1999, the Company entered into an agreement with Ronald A. Norelli to assume the responsibilities of the Chief Executive Officer of Pluma during the period of its financial and operational restructuring. The agreement is terminable by either party upon thirty days written notice. Mr. Norelli agreed to expend no less than three, but no more than four days during each calendar week performing his duties as the Company's Chief

Executive Officer. As compensation for Mr. Norelli's services, the Company agreed to pay Mr. Norelli $24,000 during any month in which he averages working three full days per week on Company matters and $32,000 for any month in which he averages working four full business days each month. During any month in which Mr. Norelli averages between three working days and four working days performing his obligations as the Company's Chief Executive Officer, the Company is obligated to pay between $24,000 and $32,000 for each month, depending upon the amount of time worked during such month. Additionally, the Company is obligated to pay Mr. Norelli $32,000 in each of the first two calendar months after this agreement with the Company is terminated. It is not anticipated that Mr. Norelli will serve as a permanent Chief Executive Officer for the Company.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                    (ITEM 2)

The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of Deloitte & Touche, LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1999, subject to ratification of this appointment by the share owners of the Company. Deloitte & Touche, LLP has served as independent auditors of the Company since 1987 and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity.

One or more representatives of Deloitte & Touche, LLP will be present at this year's Annual Meeting of share owners, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock of the Company voting in person or by proxy at the Annual Meeting of share owners. If the share owners should not ratify the appointment of Deloitte & Touche LLP, the Board of Directors will reconsider the appointment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 1999 FISCAL YEAR. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHARE OWNERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                  PROXY PROCEDURE AND EXPENSES OF SOLICITATION

The Company will hold the votes of all share owners in confidence from the Company, its Directors, officers and employees except: (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation; (iii) in the event that a share owner makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the independent inspectors of the election of directors to certify the results of the vote. The Company will also retain an independent tabulator to receive and tabulate the proxies and an independent inspector of election to certify the results.

All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company has engaged Corporate Communications, Inc., the Company's consultant for investor relations, to assist with the solicitation of proxies. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

Solicitation may be undertaken by mail, telephone and personal contact by Directors, officers and employees of the Company without additional compensation.

Under North Carolina law, abstentions and broker nonvotes are counted to determine whether a quorum is present at the Meeting. (Under New York Stock Exchange rules, a broker may, if the broker does not have instruction from a beneficial owner, vote shares on routine proposals. If a broker does not have discretionary voting instructions regarding non-routine proposals from the beneficial owner, the broker cannot vote on those proposals. This is referred to as a broker nonvote).

                             SHARE OWNERS' PROPOSALS

Proposals of share owners intended to be presented at the year 2000 Annual Meeting of share owners must be received by the Company on or before December 15, 1999, to be eligible for inclusion in the Company's Proxy Statement and proxy relating to that meeting.

According to the Bylaws of the Company, a proposal for action to be presented by any share owner at an annual or special meeting of share owners shall be out of order unless specifically described in the Company's notice to all share owners of the meeting and the matters to be acted upon there, or unless the proposal shall have been submitted in writing to the Chairman of the Board of Directors and received at the principal executive offices of the Company on that date prior to such meeting specified in the proxy statement issued in connection with the previous annual share owners' meeting held by the Company, and such proposal is, under law, an appropriate subject for share owner action.

                                OTHER INFORMATION

Management does not know of any matters other than those referred to in the accompanying Notice of Annual Meeting of share owners which may properly come before the meeting or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a Director in place of a nominee named herein who becomes unable to serve or for good cause will not serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

The form of proxy and this Proxy Statement have been approved by the Board of Directors and are being mailed and delivered to share owners by its authority.

                                      /s/ George G. Wade
                                          PRESIDENT, SECRETARY & CHIEF OPERATING
                                          OFFICER

Eden, North Carolina
April ___, 1999

THE COMPANY'S FORM 10-K, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND INCLUDES PLUMA'S FINANCIAL STATEMENTS, FOLLOWS THIS PROXY STATEMENT. THE COMPANY'S 10-K HAS BEEN PREPARED TO COMPLY WITH THE FEDERAL SECURITIES LAWS REGULATING ANNUAL REPORTS TO SHAREHOLDERS. THE COMPANY'S 10-K IS BEING DELIVERED AS THE COMPANY'S ANNUAL REPORT IN AN EFFORT TO REDUCE COSTS. THE 10-K DOES NOT FORM ANY PART OF THE MATERIALS FOR THE SOLICITATION OF PROXIES. THE COMPANY HAS NOT INCLUDED WITH ITS FORM 10-K THE EXHIBITS FILED THEREWITH
AND LISTED IN THE EXHIBIT INDEX SET FORTH IN ITEM 14 THEREOF. UPON REQUEST OF A SHARE OWNER, THE COMPANY WILL FURNISH A COPY OF ANY FILED EXHIBIT UPON PAYMENT BY THE SHARE OWNER OF THE REASONABLE COST OF COPYING AND FURNISHING SUCH EXHIBIT TO THE SHARE OWNER. ANY REQUEST FOR AN EXHIBIT SHOULD BE MADE TO THE COMPANY'S PRINCIPAL OFFICES AT 801 FIELDCREST ROAD, EDEN, NORTH CAROLINA, ATTENTION CHIEF FINANCIAL OFFICER.

                                    APPENDIX

                               PLUMA, INC. - PROXY

Solicited by Board of Directors for Annual Meeting of Shareholders June 23,
1999.

The undersigned appoints Ronald A. Norelli and G. Walker Box, or any one of them, attorneys and proxies with power of substitution to vote all of the Common Shares of PLUMA, INC, standing in the name of the undersigned at the Annual Meeting of Shareholders on June 23, 1999, and at all adjournments thereof, upon the matters set forth in the Notice and Proxy Statement of said meeting, receipt of which is acknowledged.

The shares represented by this proxy will be voted as directed by the Shareholder. If you wish to vote in accordance with the recommendations of the Board of Directors, you may sign below and mail in the envelope provided. If no direction is given, shares will be voted FOR Proposals 1 and 2. Specific choices may be made on the reverse side.

                                          DATED: _________________________, 1999

                                          ------------------------------------

                                          ------------------------------------

                                          SIGNATURE(S) OF SHAREHOLDER(S)

                                          Please sign exactly as name
                                          or names appear hereon.
                                          Full title of one signing
                                          in representative capacity
                                          should be clearly
                                          designated after signature.
                                          Names of all joint holders
                                          should be written even if
                                          signed by only one.)

    Please complete, date, sign and mail Proxy Card in the envelope provided.
             Postage not necessary if mailed in the United States.



The Board of Directors recommends a vote "FOR" Proposals 1 and 2

1. Election of Directors

     [ ]   FOR all nominees                               [ ]  WITHHOLD AUTHORITY TO
     (except as marked to the contrary)                        vote for all nominees listed

   Kemp D. Box     Ronald A. Norelli     John B. Adams


(To withhold authority to vote for any individual nominee, line through the nominee's name above.)

2. Proposal to ratify Deloitte & Touche, LLP as the Company's independent auditors for the 1999 fiscal year.

                     [ ]   FOR        [ ]  AGAINST        [ ]   ABSTAIN

    This proxy will be voted FOR Proposals 1 and 2 unless instructions to the contrary are indicated.

                        PLEASE TURN OVER AND SIGN ON THE REVERSE SIDE

                                       ii